Exhibit 99(g)

                     Entergy London Investments
      Computation of Ratios of Earnings to Fixed Charges and
                  Ratios of Earnings to Fixed Charges


                                                   December 31,   June 30,
                                                       1997          1998

Fixed charges, as defined:
  Total Interest                                       178,647      210,738
  Interest applicable to rentals                         3,766        4,108
                                                      --------     --------
Total fixed charges, as defined                       $182,413     $214,846
                                                      ========     ========
Earnings as defined:
  Net Income                                         ($147,335)   ($137,367)
  Add:
    Provision for income taxes:
      Total                                            177,023      180,339
    Fixed charges as above                             182,413      214,846
                                                      --------     --------
Total earnings, as defined                            $212,101     $257,818
                                                      ========     ========
Ratio of earnings to fixed charges, as defined            1.16         1.20
                                                      ========     ========